EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to ADS of Veon Ltd, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of October 31, 2023.

Date:	October 31, 2023

SHAH CAPITAL MANAGEMENT, INC.

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:	President and Chief Investment Officer

Date:	October 31, 2023

SHAH CAPITAL OPPORTUNITY FUND LP

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:	Managing Member

Date:	October 31, 2023

/s/ Himanshu H. Shah
Himanshu H. Shah